UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 15, 2011
ENERGY TRANSFER PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-11727	73-1493906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 15, 2011, Energy Transfer Partners, L.P. (“ETP”), Energy Transfer Partners GP, L.P. (“ETP GP”), Heritage ETC, L.P. (“Heritage”) and AmeriGas Partners, L.P. (“AmeriGas”) entered into a Contribution and Redemption Agreement (the “Agreement”). Pursuant to the Agreement, ETP has agreed to contribute to AmeriGas the subsidiaries which operate ETP’s retail propane business (the “Propane Business”) in exchange for consideration of approximately $2.9 billion (the “Purchase Price”).
     The Purchase Price consists of $1.5 billion in cash (the “Cash Consideration”) and common units of AmeriGas valued at $1.319 billion based on a per unit price of $44.61 (the “Equity Consideration”), plus the assumption of certain liabilities of the Propane Business as specified in the Agreement (the “Transaction”). The Purchase Price is subject to pre-closing and post-closing adjustments as described in the Agreement, including adjustments (i) to account for deviations from actual working capital amounts from targeted working capital amounts at the time of closing of the Transaction; and (ii) requiring ETP to reimburse AmeriGas for any distributions (or portions of distributions) actually received by ETP on the AmeriGas common units constituting the Equity Consideration which were paid with respect to any calendar quarter or portion of a calendar quarter prior to the issuance of such AmeriGas common units. In addition, the cash portion of the Purchase Price may be decreased and the Equity Consideration may be increased by up to $175 million, depending on the financing terms available to AmeriGas, as further described below.
     Consummation of the Transaction is subject to customary conditions, including, without limitation, (i) the expiration or early termination of the waiting period applicable to the consummation of the Contribution under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) the absence of any law, order or injunction prohibiting the Contribution and the related transactions; (iii) the increase in the amount of loan commitments under AmeriGas’s credit facility to a maximum aggregate amount of $500 million and the approval of certain other amendments to its revolving credit agreement; and (iv) if ETP intends to consummate a distribution of AmeriGas common units to the unitholders of ETP, which ETP has the option to effectuate with respect to substantially all of the AmeriGas units to be received in connection with the Transaction (the “Optional Distribution Election”), a Form S-3 of AmeriGas having been declared effective by the Securities and Exchange Commission (“SEC”). Moreover, each party’s obligation to consummate the Transaction is subject to certain other conditions, including without limitation, (x) the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and (y) the other party’s compliance with its covenants and agreements contained in the Agreement (subject to customary materiality qualifiers). AmeriGas’s obligation to consummate the Transaction is also conditioned on AmeriGas obtaining debt financing in an amount not less than the Cash Consideration on certain agreed upon terms. AmeriGas is also not required to consummate the Transaction until after completion of a marketing period for such debt financing.
     The Agreement contains termination rights for AmeriGas and ETP. Upon termination of the Agreement due to a failure of AmeriGas to consummate the debt financing if such financing was available on terms at least as favorable to AmeriGas as agreed with ETP (the “Agreed Financing Terms”), AmeriGas will be required to pay ETP a termination fee of $125 million. If the debt financing is available on certain other terms which are not as favorable to AmeriGas as the Agreed Financing Terms (the “Alternative Financing Terms”) and AmeriGas fails to consummate the debt financing and consummate the Transaction, AmeriGas will be required to pay ETP a termination fee of $75 million. If AmeriGas is unable to consummate the debt financing on terms at least as favorable as the Alternative Financing Terms, then AmeriGas may terminate the Agreement without any liability to AmeriGas. If AmeriGas elects to consummate the debt financing on the Alternative Financing Terms and consummate the Transaction, then, while the aggregate Purchase Price will not be affected, the Equity Consideration will increase by $75 million to $175 million and the Cash Consideration will decrease by a corresponding amount, with the amount of the adjustment dependent on the actual terms of the debt financing consummated by AmeriGas.
     AmeriGas’s ability to consummate the debt financing will be subject to market and other conditions at the time of such offering and there can be no assurance that AmeriGas will be able to secure the debt financing in accordance with terms at least as favorable to AmeriGas as the Agreed Financing Terms, the Alternative Financing Terms or at all.

     In order to finance the cash portion of the Purchase Price, AmeriGas Finance LLC (“Finance Company”), a wholly owned subsidiary of AmeriGas, expects to issue senior notes in multiple tranches having maturity dates no later than twelve (12) years from the date of issuance thereof (the “Senior Notes”). AmeriGas will then borrow the proceeds of the Senior Notes issuance from Finance Company through an intercompany borrowing having maturity dates and repayment terms that mirror those of the Senior Notes (the “Supported Debt”). One of ETP’s closing deliverables under the Agreement is that ETP enter into and deliver a Contingent Residual Support Agreement (“CRS”) with AmeriGas, Finance Company and UGI Corp., pursuant to which ETP will provide contingent, residual support of the Supported Debt. In order for ETP to be required to make a payment pursuant to the CRS, Finance Company must first exercise remedies against AmeriGas (whether through the closing of a bankruptcy proceeding against AmeriGas following its administration or following receipt of a final and non-appealable judgment against AmeriGas and execution of such judgment against the property of AmeriGas, as applicable) and, following such exercise of remedies against AmeriGas, a portion of the principal amount of the Supported Debt must remain unpaid. Only in such an event will the CRS require ETP to make payment to Finance Company in support of the Supported Debt. ETP shall have no obligation with respect to accrued and unpaid interest on the Supported Debt. The amount of such required payment under the CRS will be equal to the deficiency, if any, that remains following Finance Company’s exercise of remedies against AmeriGas and the liquidation of all available assets pursuant to the exercise of remedies. The CRS will contain restrictions on the ability of AmeriGas and Finance Company to (i) repay any principal amount of the Supported Debt or the Senior Notes prior to the applicable maturity date thereof, (ii) refinance all or any portion of the Supported Debt or the Senior Notes, (iii) exchange all or any portion of the Supported Debt or the Senior Notes or (iv) extend the applicable maturity date of any tranche of Supported Debt or Senior Notes, subject in each case to certain exceptions. The CRS will also provide that, upon the maturity date for each tranche of Supported Debt, no additional Supported Debt shall be permitted to be incurred by AmeriGas to refinance or replace such tranche of Supported Debt.
     The CRS will incorporate by reference certain covenants contained in the indenture covering AmeriGas’ 6.25% senior notes due 2019. These incorporated covenants, which include items limiting liens, additional indebtedness, sale and leaseback transactions, and asset sales, among other restrictions, will be incorporated by reference into the CRS for the benefit of ETP. The CRS will also include a covenant restricting the activities of Finance Company to those transactions related to the issuance of the Senior Notes and the lending of funds to AmeriGas pursuant to the Supported Debt. The CRS will provide that the incorporated covenants regarding limitations on liens and limitations on sale and leaseback transactions and the covenant restricting Finance Company’s activities may only be amended or waived with the consent of ETP, such consent not to be unreasonably withheld. With respect to the other incorporated covenants, so long as the credit rating of AmeriGas’ senior unsecured long-term debt has a rating above B3 by Moody’s Investors Service, Inc. and B- by Standard & Poor’s Financial Services, LLC, such covenants will be deemed waived or amended by ETP to the extent such covenants are also waived or amended by the requisite holders of AmeriGas’ outstanding publicly traded notes. If the credit rating of AmeriGas’ senior unsecured long-term debt falls below either of the levels set forth above and if ETP reasonably determines that a requested waiver or amendment of such incorporated covenants would reasonably be expected to result in an increased likelihood of the CRS being called, then the consent of ETP shall be required with respect to such waiver or amendment.
     The CRS will provide that ETP shall be entitled to appoint one board member to the board of directors of the general partner of AmeriGas so long as the Supported Debt remains outstanding, such board member to be reasonably acceptable to AmeriGas. In addition, the CRS will provide that, during the five (5) year period following the effectiveness of the CRS, UGI Corp. may not cease to control AmeriGas Propane, Inc. without the consent of ETP (such consent not to be unreasonably withheld). Thereafter, ETP will only have the right to consent to a change of control of AmeriGas Propane, Inc. if such a change of control would result in a downgrade of the credit rating of the Senior Notes.

     In the Agreement, ETP and AmeriGas have made customary representations and warranties and have agreed to customary covenants relating to the Transaction. ETP and AmeriGas have agreed to indemnify each other for losses arising from certain breaches of the Agreement and for certain other liabilities. In addition, ETP has agreed to indemnify AmeriGas for certain environmental liabilities of the Propane Business arising prior to the close of the sale and certain other potential liabilities, as described in the Agreement.
     ETP and AmeriGas have agreed to enter into related transaction agreements at the closing, including a transition services agreement and a unitholder agreement. The unitholder agreement will restrict ETP from selling the AmeriGas common units it receives as Equity Consideration until the later of January 1, 2013 or one year following the closing of the Transaction, but will provide ETP with customary registration rights related to the AmeriGas common units following such holding period; provided that this restriction will not apply to prohibit ETP from distributing AmeriGas common units to the unitholders of ETP pursuant to the Optional Distribution Election that ETP is entitled to make within 10 business days after the date of the Agreement.
     The above description of the Agreement, the CRS and the sale of the Propane Business does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement and the text of the term sheet for the CRS, which is attached as Annex H to the Agreement which is filed as Exhibit 2.1, each of which are incorporated by reference.
     The Agreement has been included to provide unitholders with information regarding its terms. It is not intended to provide any other factual information about ETP or AmeriGas. The Agreement contains representations and warranties that ETP, on one hand, and AmeriGas, on the other hand, made to and solely for the benefit of each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties to the Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the contract or contained in confidential disclosure schedules. These disclosure schedules modify, qualify or create exceptions to the representations and warranties set forth in the Agreement. Some of those representations and warranties (i) may not be accurate or complete as of any specified date and are modified, qualified and created in important part by the underlying disclosure schedules, (ii) may be subject to a contractual standard of materiality different from those generally applicable to security holders or (iii) may have been used for the purpose of allocating risk between the parties to the Agreement rather than establishing matters as facts. For the foregoing reasons, the representations and warranties should not be relied upon as statements of factual information. Unitholders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of ETP or AmeriGas. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in ETP’s public disclosures.
Item 8.01. Other Events.
     On October 17, 2011, ETP issued a press release in connection with the sale of the Propane Business. The full text of the press release is attached hereto as Exhibit 99.1.
Forward Looking Statements
     Information contained in this Current Report on Form 8-K may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Among those is the risk that the conditions to closing the Transaction are not met or that the anticipated benefits from the Transaction cannot be fully realized. An extensive list of factors that can affect future results are discussed in ETP’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETP undertakes no obligation to update or revise any forward-looking statement to reflect new information or events

Item 9.01 Financial Statements and Exhibits.
     See the Exhibit Index set forth below for a list of exhibits included with this Form 8-K.

Exhibit Number	Description

2.1*	Contribution and Redemption Agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated October 15, 2011.

99.1	Press release of Energy Transfer Partners, L.P., dated October 17, 2011.

*	Schedules and annexes omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER PARTNERS, L.P.

	By:	Energy Transfer Partners, GP, L.P., its general partner
	By:	Energy Transfer Partners, L.L.C. its general partner

Date: October 17, 2011		/s/ Martin Salinas, Jr. Martin Salinas, Jr. Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Contribution and Redemption Agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated October 15, 2011.

99.1	Press Release of Energy Transfer Partners, L.P., dated October 17, 2011.

*	Schedules and annexes omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.